Exhibit (h)(10)

AMENDMENT TO
SUB-ADMINISTRATION AGREEMENT

This AMENDMENT to SUB-ADMINISTRATION AGREEMENT (the “Amendment”) made as of September 17, 2012 among CAVANAL HILL INVESTMENT MANAGEMENT, INC., formerly known as AXIA Investment Management, Inc., and BOKF INVESTMENT ADVISERS, INC., both Oklahoma corporations (collectively, the “Administrator”) and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Sub-Administration Agreement, dated July 1, 2004, between the Administrator and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, Cavanal Hill Funds, a Massachusetts business trust (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, pursuant to the Agreement, Citi performs certain sub-administration services for Portfolios of the Trust (individually referred to as a “Fund” and collectively the “Funds”);

WHEREAS, Citi and the Administrator wish to enter into this Amendment to the Agreement in order to recognize that the Premier share classes of certain of the money market Funds have commenced operations and that the Service share classes of certain money market Funds are no longer available for sale;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrator and Citi hereby agree as follows:

1.             Schedule A.

Section I of Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Section I of Schedule A.

2.             Representations and Warranties.

(a)           The Administrator represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

3.             Miscellaneous.

(a)           This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment. Except as set forth herein, the Agreement shall remain in full force and effect.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger

Name:	James L. Huntzinger

Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Bruce Treff

Name:	Bruce Treff

Title:	President

SCHEDULE A

TO THE SUB-ADMINISTRATION AGREEMENT

AS OF SEPTEMBER 17, 2012

I.
Portfolios: This Agreement shall apply to all Portfolios of the Trust either now or hereafter created. The current portfolios and classes of the Trust are set forth below (collectively, the “Portfolios”):

U.S. Large Cap Equity Fund No-Load Investor Institutional A	U.S. Treasury Fund Administrative Service Institutional Select1 Premier1
Balanced Fund No-Load Investor Institutional A	Cash Management Fund Administrative Service1 Institutional Select1 Premier
Short-Term Income Fund No-Load Investor Institutional A	Tax-Free Money Market Fund Administrative Service1 Institutional Select Premier
Intermediate Bond Fund No-Load Investor Institutional A	Intermediate Tax-Free Bond Fund No-Load Investor Institutional A
Bond Fund No-Load Investor Institutional A	Opportunistic Fund No-Load Investor Institutional A

1As of September 17, 2012, these Classes are not offered for sale and have no shares outstanding. Until a Class has shares outstanding, services will not be rendered and expenses will not be incurred for such Class under this Agreement.